Exhibit 99.1

San Juan Basin Royalty Trust

News Release

San Juan Basin Royalty Trust Declares No Cash Distribution for August 2021

HOUSTON, Texas, August 20, 2021 – BBVA USA, as Trustee of the San Juan Basin Royalty Trust (the “Trust”) (NYSE:SJT), today reported that it will not declare a monthly cash distribution to the holders of its Units of beneficial interest (the “Unit Holders”) due to excess production costs for the June 2021 production month. Excess production costs occur when production costs exceed the gross proceeds for a certain period.

For the production month of June 2021, the operator of the Trust’s subject interests, Hilcorp San Juan L.P. (“Hilcorp”), reported to the Trust profits of $1,850,948.35 gross ($1,388,211.26 net to the Trust), which was negatively offset by Hilcorp’s true-ups and corrections of prior period true-ups causing excess production costs.

More specifically, Hilcorp informed the Trust that the true-ups that occurred last month to the lease operating and capital cost categories for the January 2021 through April 2021 production months resulting in additional profits were made in error. Based on information provided by Hilcorp, the June 2021 reporting month includes a reduction of $2,043,557.99 gross profits ($1,532,668.49 net to the Trust) due to corrections for those periods.

In addition, Hilcorp has informed the Trust that the June 2021 reporting month includes a reduction of $899,139.46 gross profits ($674,354.60 net to the Trust) based on true-ups to the revenue, severance tax, and expense categories for the May 2021 production month. As previously announced, Hilcorp is waiving interest on any overpayments to the Trust in 2021.

Cash reserves will be utilized to pay Trust administrative expenses of $150,148. Hilcorp will charge the excess production costs of $1,091,749.10 gross ($818,811.83 net to the Trust) to the next month’s distribution. No cash distributions will be distributed by the Trust until future net proceeds are sufficient to pay then-current Trust liabilities and replenish cash reserves.

The Trustee will continue to communicate with Hilcorp regarding these reporting issues and the Trust’s third-party compliance auditors will continue to audit all payments made by Hilcorp to the Trust, including adjustments, true-ups, and recoupments. In addition, the Trustee is consulting with outside counsel to review the rights of the Trust in respect of these ongoing reporting issues and to evaluate any potential legal remedies that may be available under the Conveyance.

Based upon information provided to the Trust by Hilcorp (including true-ups), gas production for the subject interests totaled 1,568,223 Mcf (1,742,470 MMBtu) for June 2021, as compared to 2,695,014 Mcf (2,994,460 MMBtu) for May 2021. Dividing revenues by production volume yielded an average gas price for June 2021 of $3.46 per Mcf ($3.12 per MMBtu), as compared to an average gas price for May 2021 of $1.88 per Mcf ($1.69 per MMBtu).

Hilcorp also reported that for the reporting month of June 2021, revenue included an estimated $100,000 for non-operated revenue and approximately $400,000 from the settlement of audit exceptions. For the month ended June 2020, Hilcorp reported to the Trust (including true-ups) capital costs of $29,335, lease operating expenses and property taxes of $6,140,851, and severance taxes of $1,048,749.

Contact:	San Juan Basin Royalty Trust

BBVA USA, Trustee

2200 Post Oak Blvd., Floor 18

Houston, TX 77056

website: www.sjbrt.com         e-mail: sjt.us@bbva.com

Joshua R. Peterson, Head of Trust Real Assets & Mineral Resources

and Senior Vice President

Kaye Wilke, Investor Relations, toll-free: (866) 809-4553

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